Exhibit (d)3.15

LETTER AGREEMENT

State Street Bank and Trust Company

P.O. Box 1713

Boston, MA 02105

Dear Sirs:

Pursuant to Section 10 of the Amended and Restated Yield Calculation Services Agreement of Russell Investment Company (“RIC”), dated                     , RIC advises you that it is creating six new funds to be named the 2007 Retirement Distribution Fund – A Shares, 2007 Retirement Distribution Fund – S Shares, 2007 Accelerated Distribution Fund – A Shares, 2007 Accelerated Distribution Fund – S Shares, 2007 Extended Distribution Fund – A Shares and 2007 Extended Distribution Fund – S Shares (the “New Funds”). RIC desires for State Street Bank and Trust Company to compute the performance results of each class of each New Fund pursuant to the terms and conditions of the Amended and Restated Yield Calculation Service Agreement. The fees to be charged by you in return for your services are set forth in the Amended and Restated Yield Calculation Services Agreement.

Please indicate your acceptance to amend the Amended and Restated Yield Calculation Service Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this      day of             , 200

STATE STREET BANK AND TRUST COMPANY

By:
Its: